UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2019
  DHI Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33584	20-3179218
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	1450 Broadway, 29th Floor New York, New York	10018
	(Address of principal executive offices)	(Zip Code)
(212) 725-6550
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

❑	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2019, John Barter and Burton Goldfield (the “Departing Directors”) informed the Board of Directors (the “Board”) of DHI Group, Inc. (the “Company”) that they will not stand for re-election at the 2019 annual meeting of stockholders of the Company (the “2019 Annual Meeting”). Their decision not to stand for re-election was not the result of any disagreement with the Company. In connection with the foregoing, the Board desired to immediately appoint two additional members to the Board and have the two new members stand for re-election at the 2019 Annual Meeting.

Accordingly, on February 28, 2019, the Board increased the size of the Board to ten members and appointed Scipio Maximus Carnecchia to serve on the Board as a Class I director and David Windley to serve on the Board as a Class III director. Immediately prior to the 2019 Annual Meeting, (i) the Departing Directors will resign from the Board and (ii) Mr. Carnecchia will resign as a Class I director but will be immediately reappointed as a Class III director, filling one of the vacancies resulting from the Departing Directors’ resignations. As a consequence thereof, Messrs. Carnecchia and Windley and Mr. Brian Schipper, a current member of the Board, will stand for re-election as Class III directors at the 2019 Annual Meeting. Mr. Carnecchia’s initial, temporary appointment to Class I was effected solely to satisfy the requirements of the Company’s Amended and Restated Certificate of Incorporation that the three Classes be as nearly equal in number as possible, and his subsequent resignation from Class I and reappointment to Class III will be effected solely to satisfy the requirements of the Delaware General Corporation Law. Immediately prior to the 2019 Annual Meeting, the number of directors constituting the entire Board will be reduced to eight, eliminating the vacancies caused by the resignations of the Departing Directors. Furthermore, Mr. Schipper will assume the role of Chairman of the Board upon the effectiveness of the resignation of Mr. Barter immediately prior to the 2019 Annual Meeting.

Mr. Carnecchia has more than 20 years of experience leading enterprise software, SaaS and analytics firms. He currently serves as the Chief Executive Officer and a member of the board at Mitek Systems (“Mitek”), a software company specializing in digital identity verification and mobile capture. Prior to Mitek, Mr. Carnecchia was the CEO of Illuminate Education, a leading cloud-based student assessment and reporting platform. Earlier in his career he served as the CEO of Accelrys and as the interim CEO of Interwoven. He’s held senior roles at Intel and Group 1 Software. Mr. Carnecchia has an engineering degree from Stevens Institute of Technology.

Mr. Windley has more than 30 years of human resources experience globally in industries ranging from construction/engineering, insurance, entertainment/software and technology. The former Chief Human Resources Officer at Yahoo! and Fusion-io, he currently serves as Chief Executive Officer of IQTalent Partners, a professional services firm focused on talent acquisition. Mr. Windley also serves on the board of directors at Tennant Company, where he is the chair of the compensation committee, and serves as a Board Chair for the Society of Human Resources Management (SHRM), the largest membership organization for human resources professionals.  Mr. Windley has also held executive human resources positions at Microsoft, Intuit and Silicon Graphics. He holds a master’s of business administration degree from San Francisco State University and a bachelor’s of science degree from San Diego State University.

Mr. Windley will serve as a member of the Company’s Compensation Committee and Mr. Carnecchia will serve as a member of the Company’s Audit Committee. The Company will pay each of Messrs. Carnecchia and Windley the annual board fee of $35,000 for service on the Board. Mr. Windley will receive $5,000 for his service on the Compensation Committee and Mr. Carnecchia will receive $7,500 for his service on the Audit Committee. These cash payments will be prorated. This and the other components of the Company’s non-employee director compensation were disclosed in the Company’s proxy statement dated as of April 12, 2018 in connection with its 2018 annual meeting of stockholders. In connection with their appointments and pursuant to the Company’s 2012 Omnibus Equity Award Plan, Messrs. Carnecchia and Windley each received a prorated grant of 5,270 shares of restricted stock and it is anticipated that they will be granted the same equity awards as those granted to other independent directors in the future.

There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Messrs. Carnecchia or Windley or any member of their immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

ITEM 7.01.	Regulation FD Disclosure.

On March 1, 2019, the Company issued a press release in connection with the foregoing. A copy of the press release is furnished as exhibit 99.1 hereto and is incorporated herein by reference.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date of this report.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated March 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2019

DHI GROUP, INC.

By:	/s/ Brian P. Campbell
	Name:	Brian P. Campbell
	Title:	Senior Vice President, Corporate Development, General Counsel and Corporate Secretary